EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in Registration Statements (Form S-3: Nos. 333-157882 and 333-155672, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696 and 333-160171), of our report dated May 7, 2010 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2010.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 7, 2010